LOAN NUMBER	LOAN NAME	ACCT. NUMBER	NOTE DATE	INITIALS
501337	First Surgical		09118/10	MDT
Woodlands, L,P.
NOTE AMOUNT	INDEX {w/Margin)	RATE	MATURITY DATE	LOAN PURPOSE
$250,000.00	JP Morgan Chase Prime	5.75%	09/18/11	Commercial
Rate
Creditor Use Only

PROMISSORY NOTE

(Commercial - Revolving Draw)
RENEWAL NOTE

DATE AND PARTIES. The date of this Promissory Note (Note) is September 18, 2010. The parties and their addresses are:

LENDER:
THE BANK OF RIVER OAKS
2929 Kirby Drive
P.O. Box 131002
Houston, TX 77098
Telephone: (713) 520-6257

BORROWER:
FIRST SURGICAL WOODLANDS, L.P.
a Texas Limited Partnership
111 Vision Park Blvd., Suite 200
Conroe, TX 77384

1. DEFINITIONS. As used in this Note, the terms have the following meanings:

A.Pronouns. The pronouns "I," "me," and "my" refer to each Borrower signing this Note, individually and together. "You" and "Your" refer to the Lender.

B.Note. Note refers to this document, and any extensions, renewals, modifications and substitutions of this Note.

C.Loan. Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction such as applications, security agreements, disclosures or notes, and this Note.

D.Loan Documents. Loan Documents refer to all the documents executed as a part of or in connection with the Loan.

E.Property. Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan,

F.Percent. Rates and rate change limitations are expressed as annualized percentages.

2. RENEWAL. This Note is a renewal of the following described note:

Note Date	Note Number	Nate Amount
September 18, 2009	# 501337	0250,000.00

I have requested that the note listed in the table above be renewed. The remaining balance of the note listed in the table above is $250,000.00,

3. PROMISE TO PAY. For value received, I promise to pay you or your order, at your address, or at such other location as you may designate, amounts advanced from time to time under the terms of this Note up to the maximum outstanding principal balance of $250,000.00 (Principal), plus interest from the date of disbursement, on the unpaid outstanding Principal balance until this Note is paid in full and you have no further obligations to make advances to me under the Loan.

I may borrow up to the Principal amount more than one time.

First Surgical Woodlands, L.P.
Texas Promissory Note
TX/4XXAMUNI20000000000060 /012101510N	Waiters Kluwer Financial Services °1586, 2010 Bankers Systems"	Page 1

All advances made will be made subject to all other terms and conditions of the Loan.

4, INTEREST. Interest will accrue on the unpaid Principal balance of this Note at the rate of 5,75 percent (Interest Rate) until September 19, 2010, after which time it may change as described in the Variable Rate subsection.

A.   Post-Maturity Interest. After maturity or acceleration, interest will accrue on the unpaid Principal balance of this Note at 18.000 percent until paid in full,

B.  Maximum Interest Amount. Any amount assessed or collected as interest under the terms of this Note will be limited to the maximum lawful amount of interest allowed by state or federal law, whichever is greater. Amounts collected in excess of the maximum lawful amount will be applied first to the unpaid Principal balance, Any remainder will be refunded to me. The maximum interest rate producing the maximum lawful amount will be the weekly ceiling rate announced by the Credit Commissioner from time to time hereafter.

C, Statutory Authority. The amount assessed or collected on this Note is authorized by the Texas usury laws under Tex. Fin, Code, Ch. 346.

D. Accrual. Interest accrues using an Actual/360 days counting method.

E.  Variable Rate. The interest Rate may change during the term of this transaction.

(1)  Index. Beginning with the first Change Date, the Interest Rate will be based on the following index: the prime lending rate announced by JP Morgan Chase Bank.

The Current Index is the most recent index figure available on each Change Date. You do not guaranty by selecting this Index, or the margin, that the Interest Rate on this Note will be the same rate you charge on any other loans or class of loans you make to me or other borrowers. if this Index is no longer available, you will substitute a similar index. You will give me notice of your choice.

(2)  Change Date. Each date on which the interest Rate may change is called a Change Date. The Interest Rate may change September 19, 2010 and daily thereafter.

(3)Calculation Of Change. On each Change Date you will calculate the Interest Rate, which will be the Current Index. Subject to any limitations, this will be the Interest Rate until the next Change Date. The new Interest Rate will become effective on each Change Date. The Interest Rate and other charges on this Note will never exceed the highest rate or charge allowed by law for this Note.

(4) Limitations, The Interest Rate changes are subject to the following limitations: (a) Lifetime. The Interest Rate will never be less than 5.750 percent.

(5) Effect Of Variable Rate. A change in the Interest Rate will have the following effect on the payments: The amount of scheduled payments will change.

5. ADDITIONAL CHARGES. As additional consideration, I agree to pay, or have paid, the fees and charges listed on the APPENDIX: FEES AND CHARGES, which is attached to and made part of this Note.

6. GOVERNING AGREEMENT. This Note is further governed by the Commercial Loan Agreement executed between you and me as a part of this Loan, as modified, amended or supplemented. The Commercial Loan Agreement states the terms and conditions of this Note, including the terms and conditions under which the maturity of this Note may be accelerated. When sign this Note, I represent to you that I have reviewed and am in compliance with the terms contained in the Commercial Loan Agreement.

7. PAYMENT. I agree to pay this Note on demand, but if no demand is made, I agree to pay all accrued interest on the balance outstanding from time to time in regular payments beginning October 18, 2010, then on the same day of each month thereafter. A final payment of the entire unpaid outstanding balance of Principal and interest will be due September 18, 2011.

Payments will be rounded to the nearest $.01. With the final payment 1 also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf. Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month,

Interest payments will be applied first to any charges I owe other than late charges, then to accrued, but unpaid interest, then to late charges. Principal payments will be applied first to the outstanding Principal balance, then to any late charges. If you and I agree to a different application of payments, we will describe our agreement on this Note. The actual amount of my final payment will depend on my payment record.

8. PREPAYMENT. I may prepay this Loan in full or in part at any time. Any partial prepayment will not excuse any later scheduled payments until I pay in full.

9. LOAN PURPOSE. The purpose of this Loan is to finance Accounts Receivable.

10. SECURITY. The Loan is secured by previously executed, separate security instruments.

First Surgical Woodlands, L.P.
Texas Promissory Note
TX/4XXAMUNI20000000000060 /012101510N	Waiters Kluwer Financial Services °1586, 2010 Bankers Systems"	Page 2

11, DUE ON SALE OR ENCUMBRANCE. You may, at your option, declare the entire balance of this Note to be immediately due and payable upon the creation of, or contract for the creation of, any lien, encumbrance, transfer or sale of all or any part of the Property, This right is subject to the restrictions imposed by federal law (12 C.F. R. 591), as applicable.

12. WAIVERS AND CONSENT, To the extent not prohibited by law, I waive protest, presentment for payment, demand, notice of acceleration, notice of intent to accelerate and notice of dishonor.

A. Additional Waivers By Borrower. In addition, I, and any party to this Note and Loan, to the extent permitted by law, consent to certain actions you may take, and generally waive defenses that may be available based on these actions or based on the status of a party to this Note.

(1) You may renew or extend payments on this Note, regardless of the number of such renewals or extensions,

(2) You may release any Borrower, endorser, guarantor, surety, accommodation maker or any other co-signer.

(3) You may release, substitute or impair any Property securing this Note.

(4) You, or any institution participating in this Note, may invoke your right of set-off.

(5) You may enter into any sales, repurchases or participations of this Note to any person in any amounts and I waive notice of such sales, repurchases or participations.

(6) I agree that any of us signing this Note as a Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.

B,  No Waiver By Lender. Your course of dealing, or your forbearance from, or delay in, the exercise of any of your rights, remedies, privileges or right to insist upon my strict performance of any provisions contained in this Note, or any other Loan Document, shall not be construed as a waiver by you, unless any such waiver is in writing and is signed by you.

13,  COMMISSIONS. I understand and agree that you (or your affiliate) will earn commissions or fees on any insurance products, and may earn such fees on other services that I buy through you or your affiliate.

14. APPLICABLE LAW. This Note is governed by the laws of Texas, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in Texas, unless otherwise required by law.

15. JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. My obligation to pay the Loan is independent of the obligation of any other person who has also agreed to pay it, You may sue me alone, or anyone else who is obligated on the Loan, or any number of us together, to collect the Loan, Extending the Loan or new obligations under the Loan, will not affect my duty under the Loan and f will still be obligated to pay the Loan. This Note shall inure to the benefit of and be enforceable by you and your successors and assigns and shall be binding upon and enforceable against me and my personal representatives, successors, heirs and assigns.

16. AMENDMENT. INTEGRATION AND SEVERABILITY. This Note may not be amended or modified by oral agreement, No amendment or modification of this Note is effective unless made in writing and executed by you and me, This Note and the other Loan Documents are the complete and final expression of the agreement. If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable. No present or future agreement securing any other debt I owe you will secure the payment of this Loan if, with respect to this loan, you fail to fulfill any necessary requirements or limitations of Sections 19(a), 32 or 35 of Regulation Z or if, as a result, this Loan would become subject to Section 670 of the John Warner National Defense Authorization Act for Fiscal Year 2007.

17. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Note.

18. NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party's address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one Borrower will be deemed to be notice to all Borrowers. I will inform you in writing of any change in my name, address or other application information. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

19.CREDIT INFORMATION. I agree to supply you with whatever information you reasonably feel you need to decide whether to continue this Loan. You will make requests for this information without undue frequency, and will give me reasonable time in which to supply the information,

20. ERRORS AND OMISSIONS. I agree, if requested by you, to fully cooperate in the correction, if necessary, in the reasonable discretion of you of any and all loan closing documents so that all documents accurately describe the loan between you and me. 1 agree to assume all costs including by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to reasonably comply with your requests within thirty (30) days.

First Surgical Woodlands, L.P.
Texas Promissory Note
TX/4XXAMUNI20000000000060 /012101510N	Waiters Kluwer Financial Services °1586, 2010 Bankers Systems"	Page 3

21. WAIVER OF JURY TRIAL. All of the parties to this Note knowingly and intentionally, irrevocably and unconditionally, waive any and all right to a trial by jury in any litigation arising out of or concerning this Note or any other Loan Document or related obligation. All of these parties acknowledge that this section has either been brought to the attention of each party's legal counsel or that each party had the opportunity to do so.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND, TO THE EXTENT PERMITTED BY LAW, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES,
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

22. SIGNATURES. By signing, I agree to the terms contained in this Note. I also acknowledge receipt of a copy of this Note.

BORROWER:

First Surgical Woodlands, L.P.

By First Surgical Partners, LI,C.

By: /s/Anthony Rotondo, Member and hand dated 10/18/10

By: /s/Jacobo Varon, Member and hand dated 10/18/10

Lender:
The Bank of River Oaks

By: /s/Mark D Troth, President

First Surgical Woodlands, L.P.
Texas Promissory Note
TX/4XXAMUNI20000000000060 /012101510N	Waiters Kluwer Financial Services °1586, 2010 Bankers Systems"	Page 4

APPENDIX: FEES AND CHARGES

As described in the ADDITIONAL CHARGES section of the attached Note, ! agree to pay, or have paid, these additional fees and charges.

Nonrefundable Fees and Charges. The following fees are earned when collected and will not be refunded if I prepay this Note before the scheduled maturity date,

Loan Administration Fee. A(n) Loan Administration Fee of $250.00 payable from separate funds on or before today's date,

First Surgical Woodlands, L.P.
Texas Promissory Note
TX/4XXAMUNI20000000000060 /012101510N	Waiters Kluwer Financial Services °1586, 2010 Bankers Systems"	Page 5

DISBURSEMENT AUTHORIZATION AND CASH PAYMENT SUMMARY

DATE AND PARTIES. The date of this Disbursement Authorization and Cash Payment Summary is September 18, 2010. The parties and their addresses are:

LENDER:
THE BANK OF RIVER OAKS
2929 Kirby Drive
P.O. Box 131002
Houston, TX 77098
Telephone: (713) 520-6257

BORROWER:
FIRST SURGICAL WOODLANDS, L.P.
a Texas Limited Partnership
111 Vision Park Blvd., Suite 200
Conroe, TX 77384

1. DEFINITIONS. As used in this Disbursement Authorization and Cash Payment Summary, the terms have the following meanings:

A.Pronouns. The pronouns "I", "me" and "my" refer to all Borrowers signing this Disbursement Authorization and Cash Payment Summary, individually and together. "You" and "Your" refer to the Lender,

B.Loan. "Loan" refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction such as applications, security agreements, disclosures or notes, and this Disbursement Authorization and Cash Payment Summary,

2. DISBURSEMENT SUMMARY. The following summarizes the disbursements from the Loan.
Initial Advance		$0.00
Cash Paid In	*250.00
Amount Contributed by Borrower	$0.00
Total Cash Received		$250.00
Disbursed to Borrowers	*250,000.00
Disbursed to Lender	$250.00
Disbursed to Other Payees	$0,00
Total Amounts Disbursed		$250,250.00
Amount Remaining To Be Disbursed		$0.00
Undisbursed Fees/Charges		$0.00

3. DISBURSEMENT AUTHORIZATION. I authorize you to disburse the following amounts from my Loan.

DISBURSED TO:	DATE:		AMOUNT DISBURSED:
Disbursements to Borrower:			$250,000.00
Loan Payment/Payoff to account 11501337	09/18/2010	$250,000.00
Disbursements to Lender:			$0,00
Disbursements to third parties:			$0.00
TOTAL DISBURSED:			$250,000.00

4. CASH PAYMENT SUMMARY. The following loan charges are cash payments collected prior to or at settlement.

First SurgicalWoodlands, L.P.
Disbursement Authorization
TX/4XXAMUNIZ0000000000060101210151ON	Wolters Kluwer Financial Services a1996, 2010 Bankers Systems",	Page 1

DISBURSED TO:	DATE:		AMOUNT DISBURSED:
Cash Fees & Charges disbursed to	09/18/2010		$250.00
Lender:
Loan Administration Fee		$250.00
items marked with an asterisk	have been paid outside of closing
In whole or in part
TOTAL OF CASH PAYMENTS:			$250.00

Remaining Credit Line: $0.00

I acknowledge receipt of a copy of this Disbursement Authorization and Cash Payment Summary on September 18, 2010.
BORROWER:

First Surgical Woodlands, L.P.

By First Surgical Partners, L.L.C.

By	/s/ Anthony Rotondo	Date (10/18/10)
Anthony Rotondo, Member

By	/s/ Jacobo Varon	Date (10/18/10)
Jacobo Varon, Member

First Surgical Woodlands, L.P.
Disbursement Authorization
TX/4XXAMUN1Z00000000000801012101510N	Wolters Kluwer Financial Services °IBM, 2010 Bankers Systems"	Page 2

AUTOMATIC TRANSFER AUTHORIZATION

DATE AND PARTIES, The date of this Automatic Transfer Authorization (Authorization) is September 18, 2010, The parties and their addresses are:

ACCOUNT HOLDER:
FIRST SURGICAL WOODLANDS, L.P.
a Texas Limited Partnership
111 Vision Park Blvd., Suite 200
Conroe, TX 77384

LENDER:
THE BANK OF RIVER OAKS
2929 Kirby Drive
P.O. Box 131002
Houston, TX 77098

The pronouns "you" or "your" refer to the Lender. The pronouns "I", "me" and "my" refer to the Account Holder.

TRANSFER AUTHORIZATION.

From Debited Account:
Account No. 1110154
Account Title. First Surgical Woodlands, L.P.
Account Type. Checking

To Credited Account (Loan):
Loan/Account No. 501337
Loan/Account Title. First Surgical Woodlands, L.P.
Loan/Account Type. Open End Line of Credit

You will make transfers on the following basis:
Amount to be Transferred, Interest only
Effective Date. 10/18/2010
Termination Date. 09/18/2011
Frequency. Monthly

Fitst Surgical Woodlands, L.P.
Automatic Transfer Authorization
TX/4XXAMUNiZ0000000000060101210I510N	Wolters Kluwer Financial Services °1956, 2010 Bankers Systemsni	Page l

AMENDMENTS AND TERMINATION.

I authorize you to charge my Debited Account (Account) for all payments due on the above described Credited Account (Loan). You may continue to charge the Account until the Loan is paid or until I provide you with written notice of cancellation.

I understand and agree that if a payment due date falls on a non-business day, the payment amount will be debited from the Account and credited to the Loan as a loan payment an the next day you are open for regular business.

I further understand and agree that if the Account does not have a sufficient balance on a day that a payment is to be debited from the Account and credited to the Loan, you may, at your option, suspend further efforts to debit the Account and look to me for the payment and all subsequent payments until such time as all payments under the Loan are current. In no event will availability of any credit line that I may have with you be used in determining whether the Account has a sufficient balance.

At your option and sole discretion, you may resume charging the Account without further instruction from me once all payments are current. In the event that you do not resume charging to the Account, you will notify me in writing that this authorization has been cancelled. Such cancellation of this authorization does not excuse me from making timely payment under the terms of the Loan,

In any event, you, at your option, may cancel this authorization at any time.

SIGNATURES. By signing, I agree to the terms contained in this Authorization. I also acknowledge receipt of a copy of this Authorization,

ACCOUNT HOLDER:

First Surgical Woodlands, L.P.

By First Surgical Partners, L.L.C,

By	/s/ Anthony Rotondo
Anthony Rotondo, Member

By	/s/ Jacobo Varon
Jacobo Varon, Member

LENDER:

The Bank of River Oaks

By /s/Mark D Troth
Mark D. Troth, President

First Surgical Woodlands, L.P.
Automatic Transfer Authorization
TX4XXAMUNI200000000000601012101510f1	Wolters Kluwer Financial Services ''1996, 2010 Bankers Systems''.	Page 2

THE BANK OF RIVER OAKS,
a Texas banking corporation

ARBITRATION PROGRAM

Borrower's Name. First Surgical Woodlands, LP.

Loan Amount: $250,000.00 RLOC	Date of Note: 09118/10

Binding Arbitration. Upon the request of any party (hereinafter collectively referred to as the "parties," and individually as a "party"), whether such request is made before or after the institution of a legal proceeding, any Dispute (hereinafter defined) shall be resolved by mandatory and binding arbitration in accordance with the terms of this Arbitration Program. Any party to this Arbitration Program may, by summary proceedings (e.g., a plea in abatement or a motion to stay further proceedings), bring an action in a court of law to compel arbitration of any Dispute. For purposes of this Arbitration Program, the term Dispute shall mean any claim, controversy, dispute or action of any kind, whether in contractor tort, under statutory common law, or legal or equitable, now existing or hereafter arising between or among the parties, arising out of or in connection with (i) the agreement, document or instrument to which this Arbitration Program is attached or in which it is referred to or any related agreements, documents, or instruments (the "Documents"); (ii) all past and present loans, credits, accounts, deposit accounts (whether demand deposits or time deposits), safe deposit boxes, safekeeping agreements, guarantees, letters of credit, goods or services or other transactions, contracts or agreements; (iii) any incidents, omissions, acts, practices or occurrences causing injury to either party whereby the other party or its agents, employees or representatives may liable, in whole or in part; or (iv) any aspect of the past or present relationships of the parties.

Governing Law and Rules. If any of the parties elect to proceed under this Arbitration Program, the Dispute shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association (the "AAA") pursuant to the Federal Arbitration Act (Title 9 of the United States Code) in accordance with this Arbitration Agreement and the Commercial Arbitration Rules of the AAA. If Title 9 of the United States Code is inapplicable to any such Dispute for any reason, such arbitration shall be conducted pursuant to the Texas General Arbitration Act (Texas Civil Practices and Remedies Code, Chapter 171) and in accordance with this Arbitration Agreement and the Commercial Arbitration Rules of the AAA. To the extent that any inconsistency exists between this Arbitration Agreement and such statutes and rules, this Arbitration Agreement shall control. Judgment upon the award rendered by the arbitrators may be entered in and enforced by any court having jurisdiction, and in accordance with the practice of such court; provided, however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. ' 91; Texas Finance Code' 31.008, Texas Civil Practice and Remedies Code' 30.007, or any other laws of the United States oral° State of Texas protecting banks.

Location and Length of Arbitration Proceedings. Arbitration proceedings hereunder shall be conducted in Harris County, Texas, unless otherwise agreed to in writing by the parties. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within one hundred eighty (180) days of the filing of the Dispute with the AAA.

Selection of Arbitrator(s); Scope of Award; Modification or Vacation of Award. All arbitrators shall have substantial experience and expertise in the field of the matter or matters in Dispute. If the Dispute involves banking laws or regulations, all arbitrators shall be knowledgeable with respect to federal and state banking laws and regulations governing commercial banks doing business in Texas. With respect to a Dispute in which the claim or amount in controversy does not exceed $500,000.00, a single arbitrator (who shall have authority to render a maximum award of $500,000.00, including all damages of any kind and costs, fees and the like) shall be chosen and shall decide the Dispute. With respect to a Dispute in which the claim or amount in controversy exceeds $500,000.00, the Dispute shall be decided by a majority vote of three (3) arbitrators. The arbitrators shall resolve all Disputes in accordance with the applicable substantive law. Arbitrators shall be be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure (if the Dispute is being resolved pursuant to the Federal Arbitration Act), the Texas Rules of Civil Procedure (lithe Dispute is being resolved pursuant to the Texas General Arbitration Act) and applicable law. The arbitrators may grant any remedy or relief-that the arbitrators deem just and equitable and within the scope of this Arbitration Program. The arbitrators may also grant such ancillary relief as is necessary to make effective the award. To the extent permitted by applicable law, the arbitrator shall award recovery of all costs and fees, including attorneys' fees, administrative fees and arbitrators' fees, to the prevailing party.

B1B

In all arbitration proceedings in which the amount in controversy exceeds $500,000.00, in the aggregate, the arbitrators shall make specific, written findings of fact and conclusions of law. In all arbitration proceedings in which the amount in controversy exceeds $500,000.00, in the aggregate, the parties shall have, in addition to the limited statutory right to seek vacation or modification of an award pursuant to applicable law, the right to seek vacation or modification of any award that is based on whole, or in part, on an incorrect or erroneous ruling of law, by appeal to an appropriate court having jurisdiction; provided, however, that any such application for vacation or modification of an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the Dispute within fifteen (15) days from the date the award is rendered. The arbitrator's findings of fact shall be binding on all parties and shall not be subject to further review except as otherwise allowed by applicable law.

The parties enter into this Arbitration Program in order to reduce the expense, including discovery, of any proceeding. Discovery shall be allowed only in conformity with the applicable rules governing the arbitration. To the extent that the rules give the arbitrator discretion to allow discovery, the parties agree that the arbitrators shall allow only such discovery as is necessary and shall, in all matters, attempt to limit discovery.

No Waiver of Remedies. No provision of, nor the exercise of any rights under, this Arbitration Program shall. limit the right of any party, and the parties shall have the right during any Dispute, to employ other remedies, including, without limitation: (i) foreclosing against any real or personal property collateral or other security by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, or applicable law; (i i) exercising self-help remedies (including, without limitation, setoff rights); or (iii) obtaining provisional or ancillary remedies such as, without limitation, injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration. The institution and maintenance of an action for judicial relief, pursuit of provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of any party, including without limitation the plaintiff, to submit any Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions hereof.

In Disputes involving indebtedness or other monetary obligations, each party agrees that the other party may proceed against all liable persons, jointly and severally, or against one or more of them, being less than all, without impairing rights against other liable person (including without limitation, sureties or guarantors) in any proceeding against a particular persons. A party may release or settle with one or more liable persons as the party deems fit without releasing or impairing rights to proceed against any persons not so released.

Statutes of Limitation; Attorney-Client Privilege; Confidentiality. All statutes of limitation that would otherwise be applicable to a Dispute shall apply to any arbitration proceeding. Any attorney-client privilege or other protection against disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any party shall be available to, and may be claimed by, any such party in any arbitration proceeding. No party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Arbitration Program _ Each party agrees to keep all Disputes and arbitration proceedings strictly confidential. All proceedings arising out of this Arbitration Program shall be private. The parties shall not make known any documents or information received in connection with the arbitration proceedings, except as required in a later judicial or regulatory proceeding or examination. Before disclosing information received during arbitration, a party shall notify the other party in writing of its planned disclosure and the exception under the disclosure. The notifying party shall provide the other party with a reasonable opportunity to stop or limit disclosure. Any arbitrators, witnesses or court reporters shall sign appropriate nondisclosure agreements in order to carry out this agreement.

B2B

General Matters. This Arbitration Program constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations, and other communications on dispute resolution. The provisions of this Arbitration Program shall survive any termination, amendment or expiration of the Documents unless the parties otherwise expressly agree in writing. This Arbitration Program may be amended, changed or modified only by the express provisions of a writing which specifically refers to this Arbitration Pro.-am and which is signed by all of the parties hereto. If any provision of this Arbitration Program is found to be unenforceable, unlawful or invalid in any respect, then such provision shall be deemed severable from the remaining provisions, and the enforceability, lawfulness and validity of the remaining provisions will not be affected or impaired. This Arbitration Program shall be binding on and inure to the benefit of the heirs, executors, representatives, trustee, successors and assigns of the parties. The captions or headings in this Arbitration Program are for convenience only and shall not be used to interpret or construe any of this Arbitration Program.

Imaging. The undersigned understand and agree that Lender's document retention policy involves the imaging of executed loan documents and the destruction of the paper originals. The undersigned waive any right to claim that imaged copies of the loan documents are not originals.

Facsimile Copies. The undersigned agree that an executed facsimile (faxed or scanned) copy of any document executed in connection with the Loan shall be deemed to be of the same force and effect as the original, manually executed document.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ARBITRATION PROGRAM.

AGREED AND ACCEPTED BY THE PARTIES HERETO THIS (18) DAY OF (October) , 2010:

DEBTORS OR CUSTOMERS:
First Surgical Woodlands, LP-

By: /s/Anthony Rotondo,
Member

By: /s/Jacob Varon, Member

THE BANK OF RIVER OAKS,
a Texas banking corporation
By:	/s/Mark Troth, president